Exhibit 3.21

LIMITED PARTNERSHIP AGREEMENT

BETWEEN:

BERG GENERAL PARTNER CORP.

– and –

TERRANE METALS CORP.

TABLE OF CONTENTS

ARTICLE I INTERPRETATION		2
1.1	Definitions	2
1.2	Certain Rules of Interpretation	5
1.3	Knowledge	7
1.4	Entire Agreement	7
1.5	Applicable Law	8
1.6	Accounting Principles	8
1.7	Schedules	8

ARTICLE II FORMATION, LOCATION AND FISCAL YEAR		8
2.1	Formation	8
2.2	Name	8
2.3	Place of Business	9
2.4	Fiscal Year	9

ARTICLE III DURATION OF PARTNERSHIP		9
3.1	Commencement	9
3.2	Date of Termination	9
3.3	Events Not Causing Dissolution	9

ARTICLE IV BUSINESS AND POWERS OF THE PARTNERSHIP		10
4.1	Business	10
4.2	Powers	10
4.3	Limited Authority of Limited Partner	10

ARTICLE V LIABILITY OF PARTNERS		11
5.1	Limited Partners	11
5.2	General Partner	11
5.3	Indemnification of General Partner	11
5.4	Indemnification of Limited Partners	11

ARTICLE VI CAPITAL AND CONTRIBUTIONS		12
6.1	Contribution of the General Partner	12
6.2	Contribution of the Original Limited Partner	12
6.3	Admission to Partnership	12
6.4	Anti-Money Laundering	12

ARTICLE VII ACCOUNTS		14
7.1	Capital Account	14
7.2	Current Account	14
7.3	No Right to Withdraw Amounts	14
7.4	No Interest Payable on Accounts	14

ARTICLE VIII DETERMINATION AND ALLOCATION OF NET INCOME OR LOSS		15
8.1	Determination of Net Income or Loss	15
8.2	Allocation of Net Income or Loss	15
8.3	Computation of Income or Loss for Tax Purposes	15
8.4	Allocation of Income or Loss for Tax Purposes	15

8.5	Tax Returns	16

ARTICLE IX DISTRIBUTION OF CASH AND RETURN OF CAPITAL TO PARTNERS		16
9.1	Determination of Cash Available for Distribution	16
9.2	Allocation of Cash Available for Distribution	16
9.3	Distributions Resulting in Debit Balances in Current Accounts	16
9.4	Return of Capital Contributions	16
9.5	Repayment	17

ARTICLE X THE GENERAL PARTNER		17
10.1	Representations, Warranties and Covenants of the General Partner	17

ARTICLE XI MANAGEMENT OF THE PARTNERSHIP		18
11.1	Duties of the General Partner	18
11.2	Powers of the General Partner	19
11.3	Borrowing Power	19
11.4	Exercise of Powers and Discharge of Duties	19
11.5	Delegation	19
11.6	Commingling of Funds	20
11.7	Insurance	20
11.8	Reserves	20
11.9	Maintenance of Limited Liability	20
11.10	Title to Property	20
11.11	Reimbursement of the General Partner	21

ARTICLE XII PARTNERSHIP MEETINGS		21
12.1	Meetings of Partners	21
12.2	Requisitioned Meetings	21
12.3	Notice of Meetings	22
12.4	Place of Meetings	22
12.5	Attendance	22
12.6	Chairperson	22
12.7	Voting Rights	23
12.8	Appointment of Proxy and Voting	23
12.9	Validity of Proxy	23
12.10	Revocation of Proxy	23
12.11	Form of Proxy	24
12.12	Conduct of Meetings	24
12.13	Effect of Resolutions	24
12.14	Minute Book	24
12.15	Resolutions in Lieu of Meetings	25
12.16	Conditions to Action by Limited Partners	25

ARTICLE XIII WITHDRAWAL OF THE GENERAL PARTNER		25
13.1	Assignment of Interest	25
13.2	Voluntary Resignation or Dissolution	26
13.3	Deemed Resignation	26
13.4	Removal	26
13.5	Payment of Accounts	27
13.6	Transfer of Management	27

ii

13.7	Transfer of Title	27
13.8	Release	27
13.9	New General Partner	28

ARTICLE XIV DISSOLUTION AND TERMINATION		28
14.1	Events of Dissolution	28
14.2	Receiver	28
14.3	Liquidation of Assets	29
14.4	Order of Distribution of Net Proceeds	29
14.5	Partition of Assets	30
14.6	Return of Capital	30
14.7	Termination of Partnership	30

ARTICLE XV ACCOUNTING		31
15.1	Books of Account	31

ARTICLE XVI REGISTRATION AND TRANSFER OF INTEREST		31
16.1	Registrar and Transfer Agent	31
16.2	Withdrawal of a Limited Partner	31
16.3	Assignment of Interests	31
16.4	Time of Assignment	32
16.5	Amendment of Certificate of Partnership	32
16.6	Deemed Consent	32
16.7	Recognition of Trust or Equity	32

ARTICLE XVII AMENDMENT OF AGREEMENT		33
17.1	Amendment of Agreement	33

ARTICLE XVIII POWER OF ATTORNEY AND ELECTIONS		34
18.1	Power of Attorney	34

ARTICLE XIX GENERAL		35
19.1	Notices	35
19.2	Waiver	36
19.3	Severability	36
19.4	Assignment and Enurement	37
19.5	Confidentiality	37
19.6	Expenses	37
19.7	Further Assurances	38
19.8	Jurisdiction	38
19.9	Execution by Electronic Transmission	38
19.10	Counterparts	38

iii

LIMITED PARTNERSHIP AGREEMENT

THIS AGREEMENT is made as of the 14th day of September, 2010

AMONG:

Berg General Partner Corp., a corporation governed by the laws of British Columbia (the “General Partner”),

- and -

Terrane Metals Corp., a corporation governed by the laws of British Columbia (the “Original Limited Partner”),

- and -

Each Person (as hereinafter defined) who from time to time executes this Agreement or a counterpart of this Agreement as a subscriber for or transferee of an Interest (as hereinafter defined) in the Partnership (collectively with the Original Limited Partner, the “Limited Partners” and individually, a “Limited Partner”)

WHEREAS:

A.                                   The General Partner and the Original Limited Partner proposes to form a limited partnership under the laws of the Province of British Columbia under the name Berg Metals Limited Partnership by filing a Certificate (as hereinafter defined) on September 14, 2010.

B.                                     The Partnership is to be formed for the purpose of carrying on the Business.

C.                                     This Agreement is being entered into to form the Partnership and to set forth, inter alia, the terms applicable to the relationship between the General Partner and the Limited Partners and the conduct of the activities of the Partnership.

NOW THEREFORE, in consideration of the foregoing and the representations, warranties, covenants, conditions, agreements and promises contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the Parties to this Agreement, the Parties (as hereinafter defined) agree as follows:

ARTICLE I
INTERPRETATION

1.1                               Definitions

In this Agreement:

“Affiliate” means, with respect to any corporation, partnership, limited partnership, trust or joint venture, any other corporation, partnership, limited partnership, trust or joint venture that: (i) Controls; (ii) is Controlled by; or (iii) is under common Control with, such corporation, partnership, limited partnership, trust or joint venture.

“Agreement”, “this Agreement”, “the Agreement”, “hereof”, “herein”, “hereto”, “hereby”, “hereunder” and similar expressions mean this Limited Partnership Agreement dated September 14, 2010 among the Parties, including all schedules, and all instruments supplementing, amending, modifying, restating or otherwise confirming this Agreement.  All references to “Articles”, “Sections” and “Schedules” mean and refer to the specified article, section and schedule of this Agreement.

“arm’s length” has the meaning given to it for the purposes of the Income Tax Act (Canada).

“Associate” has the meaning given to it in the Securities Act (British Columbia).

“Berg Property” means the Partnership’s 100% interest in the Berg copper-molybdenum-silver property.

“Business” means the business to be carried on by the Partnership, including but not limited to, the mining exploration, development and operation on and at the Berg Property.

“Business Day” means any day which is not a Saturday, a Sunday or a day observed as a statutory or civic holiday under the laws of the Province of British Columbia or the federal laws of Canada applicable in the Province of British Columbia, on which the principal commercial banks in the City of Vancouver, British Columbia are open for business.

“Capital Contribution” means the aggregate amount of money or other property contributed to the Partnership by a Partner.

“Cash Available For Distribution” means Cash From Operations and Cash From Sales or Refinancings.

“Cash From Operations” means the net cash provided by the Partnership’s operations and investments, after the general expenses and current liabilities of the Partnership are paid, as reduced by: (i) any additions to the Reserve Account; and (ii) as increased by any reduction in the Reserve Account, and for clarity does not include any Cash From Sales or Refinancings.

“Cash from Sales or Refinancings” means the net cash received by the Partnership as a result of the sale or refinancing of equipment, as reduced by: (i) all debts and liabilities of the Partnership required to be paid as a result of the transaction, whether or not then payable (including, among other liabilities, any liabilities on items of peripheral equipment sold which are not assumed by the buyer); and (ii) any additions to the Reserve Account to the extent deemed reasonable by the General Partner, and as increased by any reduction in the Reserve Account.  If the Partnership takes back a note or receives a purchase money obligation secured by a lien on equipment in connection with the sale of an item of equipment, all payments subsequently received in cash by the Partnership with respect to the note or obligation shall be included in Cash From Sales or Refinancings.

“Control” means: (i) when applied to the relationship between a Person and a corporation, the beneficial ownership by that Person at the relevant time of shares of that corporation carrying the greater of: (a) a majority of the voting rights ordinarily exercisable at meetings of shareholders of that corporation; and (b) the percentage of voting rights ordinarily exercisable at meetings of shareholders of that corporation that are sufficient to elect a majority of the directors; (ii) when applied to the relationship between a Person and a partnership, limited partnership, trust or joint venture, means the beneficial ownership by that Person at the relevant time of more than 50% of the ownership interests of the partnership, limited partnership, trust or joint venture or the contractual right to direct the affairs of the partnership, limited partnership, trust or joint venture; and (iii) when applied in relation to a trust, the beneficial ownership at the relevant time of more than 50% of the property settled under the trust, and the words “Controlled by”, “Controlling” and similar words have corresponding meanings, provided that a Person who Controls a corporation, partnership, limited partnership or joint venture will be deemed to Control a corporation, partnership, limited partnership, trust or joint venture which is Controlled by such Person.

“Certificate” means the certificate of the limited partnership, as it may be amended from time to time, filed pursuant to this Agreement and the requirements of the Partnership Act (British Columbia).

“General Partner” means, at any particular time, the party to this Agreement who has executed the Agreement as General Partner and is then holding office as General Partner.

“Governmental Authority” means any governmental, regulatory or administrative authority, department, agency, commission, board, panel, tribunal, Crown corporation, Crown ministry or court or other law, rule or regulation-making or enforcing entity having or purporting to have jurisdiction on behalf of any nation, or province, territory or state or other subdivision thereof or any municipality, district or other subdivision thereof, and includes for the purpose of this Agreement the Toronto Stock Exchange, the New York Stock Exchange and the TSX Venture Exchange.

“Interest” means the right, title and interest of a Partner in and to the Partnership at any particular time pursuant to the provisions of this Agreement.

“Limited Partner” means, at any particular time, a Person who is shown on the Certificate as a limited partner at such time.

“Ordinary Resolution” means a resolution approved by more than 50% of the votes cast by those of the Limited Partners who vote, and who are entitled to vote, in person or by proxy, at a duly constituted meeting of Partners, or at any adjournment thereof, called in accordance with the provisions of this Agreement, or a resolution in writing signed by more than 50% of the Limited Partners entitled to vote on such resolution.

“Parties” means, collectively, the General Partner, the Original Limited Partner, any other Limited Partners that become a party to this Agreement, and “Party” means any one of them.

“Partner” means the General Partner or any Limited Partner.

“Partnership” means the limited partnership as constituted and as amended in accordance with this Agreement.

“Person” means any individual, sole proprietorship, limited or unlimited liability corporation, partnership, unincorporated association, unincorporated syndicate, unincorporated organization, body corporate, joint venture, trust, pension fund, union, Governmental Authority, and a natural person including in such person’s capacity as trustee, heir, beneficiary, executor, administrator or other legal representative.

“Registrar and Transfer Agent” means the General Partner or the Person designated as such by the General Partner under Section 16.1.

“Reserve Account” means the account maintained by the Partnership pursuant to Section 11.8.

“Special Resolution” means a resolution approved by more than 66 2/3% of the votes cast by those Limited Partners who vote, and are entitled to vote, in person or by proxy, at a duly constituted meeting of Partners, or at any adjournment thereof, called in accordance with the provisions of this Agreement, or a resolution in writing signed by more than 66 2/3% of the Limited Partners entitled to vote on such resolution.

1.2                               Certain Rules of Interpretation

In this Agreement and the Schedules:

(a)                                  Time - Time is of the essence in and of this Agreement.

(b)                                 Calculation of Time - Unless otherwise specified, time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the period commences and including the day on which the period ends.  Where the last day of any such time period is not a Business Day, such time period shall be extended to the next Business Day following the day on which it would otherwise end.

(c)                                  Business Days - Whenever any action to be taken or payment to be made pursuant to this Agreement would otherwise be required to be made on a day that is not a Business Day, such action shall be taken or such payment shall be made on the first Business Day following such day.

(d)                                 Currency - Unless otherwise specified, all references to amounts of money in this Agreement refer to the lawful currency of Canada.

(e)                                  Headings - The descriptive headings preceding Articles and Sections of this Agreement are inserted solely for convenience of reference and are not intended as complete or accurate descriptions of the content of such Articles or Sections.  The division of this Agreement into Articles and Sections shall not affect the interpretation of this Agreement.

(f)                                    Including - Where the word “including” or “includes” is used in this Agreement, it means “including without limitation” or “includes without limitation”.

(g)                                 Plurals and Gender - The use of words in the singular or plural, or referring to a particular gender, shall not limit the scope or exclude the application of any provision of this Agreement to such persons or circumstances as the context otherwise permits.

(h)                                 Statutory References - Any reference to a statute shall mean the statute in force as at the date of this Agreement (together with all regulations promulgated thereunder), as the same may be amended, re-enacted, consolidated or replaced from time to time, and any successor statute thereto, unless otherwise expressly provided.

(i)                                     Strict Construction - The Parties have participated jointly in the negotiation and drafting of this Agreement.  In the event any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favouring or disfavouring either Party by virtue of the authorship of any provision of this Agreement.

1.3                               Knowledge

Whenever any Party makes any representation, warranty or other statement to such Party’s knowledge, such Party will be deemed to have made due inquiry, including due inquiry by any officer or director of such Party or any other Person who has responsibility with respect to the relevant subject matter, into the subject matter of such representation, warranty or other statement.

1.4                               Entire Agreement

(a)                                  This Agreement together with the agreements and other documents to be delivered pursuant to this Agreement, constitute the entire agreement between the Parties pertaining to the subject matter of this Agreement and supersede all prior agreements, understandings, negotiations and discussions, whether oral, written or otherwise, of the Parties.  There are no representations, warranties, covenants or other agreements between the Parties in connection with the subject matter of this Agreement except as specifically set forth in this Agreement.

(b)                                 No supplement, modification, amendment, waiver or termination of this Agreement shall be binding unless executed in writing by the Party to be bound thereby.

1.5                               Applicable Law

This Agreement shall be construed in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein and shall be treated, in all respects, as a British Columbia contract.

1.6                               Accounting Principles

All references to generally accepted accounting principles or “GAAP” mean Canadian generally accepted accounting principles applied on a consistent basis and which are in accordance with the recommendations made from time to time by the Canadian Institute of Chartered Accountants (as published in the CICA Handbook) on the date on which such generally accepted accounting principles are applied.

1.7                               Schedules

The following Schedules attached to this Agreement form an integral part of this Agreement:

Schedule A    -        Transfer of Interests

ARTICLE II
FORMATION, LOCATION AND FISCAL YEAR

2.1                               Formation

The Partners hereby agree to form the Partnership pursuant to and in accordance with the Partnership Act (British Columbia) and this Agreement.

2.2                               Name

The Partnership shall carry on business under the name “Berg Metals Limited Partnership” or such other name as the General Partner may from time to time determine, provided the use of such name conforms to all applicable laws.

2.3                               Place of Business

The principal place of business of the Partnership shall be located in the City of Vancouver in the Province of British Columbia at Suite 1500, 999 West Hastings Street, Vancouver, British Columbia, V6C 2W2.  The Partnership may change the location of its principal place of business within the Province of British Columbia and may have such additional places of business as may from time to time be determined by the General Partner.  The General Partner shall give notice in writing to the Limited Partners of any change in the principal place of business of the Partnership.

2.4                               Fiscal Year

The first fiscal year of the Partnership shall end on December 31, 2010, and thereafter each fiscal year shall commence on January 1 in each year and end on December 31.

ARTICLE III
DURATION OF PARTNERSHIP

3.1                               Commencement

The Partnership shall be formed and its business shall commence with the filing of the initial Certificate.

3.2                               Date of Termination

The Partnership shall be dissolved and its affairs wound-up at the time specified in and in accordance with Article XIV.

3.3                               Events Not Causing Dissolution

Subject to the provisions of Section 14.1, the Partnership shall not be dissolved or terminated by the addition, resignation, removal, death, mental incapacity, insanity, bankruptcy, insolvency or receivership of any Partner or by the dissolution, liquidation or winding up of any Limited Partner.

ARTICLE IV
BUSINESS AND POWERS OF THE PARTNERSHIP

4.1                               Business

The Partnership shall carry on the Business.

4.2                               Powers

In connection with carrying on its business, the Partnership shall have the power to do and perform all things necessary for or incidental to or connected therewith.

4.3                               Limited Authority of Limited Partner

Except as expressly permitted by this Agreement, no Limited Partner in its capacity as a Limited Partner shall:

(a)                                  take part in the management or control of the business of the Partnership;

(b)                                 execute any document which binds or purports to bind the Partnership or any Partner;

(c)                                  hold itself out as having the power or authority to bind the Partnership or any Partner;

(d)                                 undertake any obligation or responsibility on behalf of the Partnership; or

(e)                                  bring any action for partition or sale in connection with the property or other assets of the Partnership, whether real or personal, tangible or intangible, or register or permit to be filed or registered, any encumbrance, lien or charge in respect of such property.

ARTICLE V
LIABILITY OF PARTNERS

5.1                               Limited Partners

The liability of each Limited Partner for the debts, liabilities, obligations and losses of the Partnership is limited to the Capital Contribution of that Limited Partner plus its pro rata share of the undistributed income of the Partnership.  Subject to the provisions of the Partnership Act (British Columbia), a Limited Partner shall have no further liability for any debts, liabilities, obligations or losses of the Partnership and shall not be liable for any calls or assessments or further contributions to the Partnership.

5.2                               General Partner

The General Partner shall have unlimited liability for all the debts, liabilities, obligations and losses of the Partnership.  The General Partner is not liable to the Limited Partners for any of its acts, omissions or errors in judgment, except those resulting from gross negligence, wilful misconduct or disregard of its obligations or breach of its duties under this Agreement.

5.3                               Indemnification of General Partner

Provided that the General Partner shall have acted in good faith and within the scope of its authority, the Partnership shall indemnify and hold the General Partner harmless from any loss, damage or expense (including reasonable legal fees) incurred by the General Partner as a result of or arising out of any acts performed or failure or omission to act by the General Partner on behalf of the Partnership or in furtherance of the interests of the Partnership.  In no event, however, shall the Partnership be required to indemnify or save the General Partner harmless from any act or omission involving gross negligence, wilful misconduct or disregard of its obligations or breach of its duties under this Agreement.

5.4                               Indemnification of Limited Partners

The General Partner shall indemnify and hold harmless each Limited Partner for any costs, damages, liabilities, expenses or losses suffered or incurred by a Limited Partner that result from or arise out of the Limited Partner not having a limit to its liability as required by Section 5.1, other than any lack of limited liability caused by any act or omission of the Limited Partner.

ARTICLE VI
CAPITAL AND CONTRIBUTIONS

6.1                               Contribution of the General Partner

The General Partner has contributed [$1.00] to the capital of the Partnership in consideration of its Interest, and shall not be required to make any further capital contributions to the Partnership.

6.2                               Contribution of the Original Limited Partner

The Original Limited Partner has contributed property with a fair value of $1.00 to the capital of the Partnership in consideration of its Interest.

6.3                               Admission to Partnership

Persons may become Limited Partners upon:

(a)                                  acceptance by the General Partner; and

(b)                                 the General Partner causing the subscriber to be entered on the register of the Partnership as a limited partner and making such filings and recordings as are required by law, and all Partners will be deemed to consent to the admission of a Person as a Limited Partner upon satisfaction of the foregoing.

6.4                               Anti-Money Laundering.

(a)                                  Each Limited Partner hereby agrees to use its reasonable best efforts to ensure that:

(i)                  none of the monies that such Limited Partner will contribute to the Partnership shall, to the best of its knowledge after reasonable inquiry in the circumstances, be derived from, or related to, any activity that is deemed criminal under the laws of Canada or the United States, or derived from or related to any individual or organization identified as a terrorist or a terrorist organization by the United Nations or the federal government of Canada or the United States; and

(ii)               no contribution or payment by such Limited Partner to the Partnership, to the extent that such contribution or payment is within such Limited Partner’s control, shall cause the Partnership or the General Partner to be in violation of any anti-money laundering laws, including the Proceeds of Crime (Money Laundering) and Terrorist Financing Act, the United States Bank Secrecy Act, the U.S. Money Laundering Control Act of 1986 or the U.S. International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001.

(b)                                 Each Limited Partner:

(i)                  shall, to the extent permitted by applicable law, promptly notify the General Partner if, to the knowledge of such Limited Partner, there has been any violation of Section 6.4(a)(i)or 6.4(a)(ii);

(ii)               shall provide the General Partner, promptly upon receipt of the General Partner’s written request therefor, with any additional information regarding such Limited Partner or its beneficial owner(s) that the General Partner reasonably deems necessary or advisable in order to ensure compliance with all applicable laws, regulations and administrative pronouncements concerning money laundering and other criminal activities; and

(iii)            understands and agrees that if, at any time, the requirements of Section 6.4(a)(i) or Section 6.4(a)(ii) are not satisfied, or if otherwise required by any applicable law or regulation related to money laundering and other criminal activities, the General Partner may take appropriate actions to ensure that the Partnership and the General Partner are in compliance with all such applicable laws, regulations and pronouncements.

ARTICLE VII
ACCOUNTS

7.1                               Capital Account

There shall be established for each Partner on the books of account of the Partnership a capital account which shall be credited with each Partner’s Capital Contribution.  Capital accounts shall not be credited or charged with the net income or loss of the Partnership, nor with distributions made to Partners except distributions to the Partners on final liquidation of the Partnership.

7.2                               Current Account

There shall be established for each Partner on the books of account of the Partnership a current account to which that Partner’s respective share of the net income or loss of the Partnership shall be credited or charged in accordance with Section 8.2 and which shall be charged with distributions and credited with repayments made as required by Article IX.

7.3                               No Right to Withdraw Amounts

No Partner shall have the right to withdraw any amount or receive any distribution from the Partnership, except as expressly provided in this Agreement.

7.4                               No Interest Payable on Accounts

No interest shall be paid to any Partner on any amount in that Partner’s capital or current account.

ARTICLE VIII
DETERMINATION AND ALLOCATION OF NET INCOME OR LOSS

8.1                               Determination of Net Income or Loss

The net income or loss of the Partnership for each fiscal year shall be determined in accordance with GAAP and commencing January 1, 2011, IFRS.

8.2                               Allocation of Net Income or Loss

The net income or loss for each fiscal year of the Partnership shall be allocated among the Partners and credited (or charged) to their current accounts as follows:

(a) 0.001% to the General Partner; and

(b) 99.999% to the Limited Partners.

8.3                               Computation of Income or Loss for Tax Purposes

The General Partner shall have the right, in computing the income or loss of the Partnership for tax purposes, to adopt a different method of accounting than required by Section 8.1, to adopt different treatments of particular items and to make and revoke elections on behalf of the Partnership and the Partners as the General Partner may deem to be in the best interests of the Partners.

8.4                               Allocation of Income or Loss for Tax Purposes

The income or loss of the Partnership for tax purposes for the whole of a fiscal year shall be allocated to persons who were Partners in the fiscal year in proportion to the cash distributions allocated among the Partners pursuant to Section 9.2 and if no cash distributions have been so allocated, then in the proportions set out in Section 8.2.  For the purposes of making the allocations under this Section 8.4, the date on which any Person ceases to be a Partner shall be deemed to be the end of a fiscal year of the Partnership.

8.5                               Tax Returns

Each Partner shall prepare and file such documents as may be required under the Income Tax Act (Canada) and shall include in its computation of income the income or loss of the Partnership for tax purposes as may be determined and allocated to it pursuant to this Agreement.

ARTICLE IX
DISTRIBUTION OF CASH AND RETURN OF CAPITAL TO PARTNERS

9.1                               Determination of Cash Available for Distribution

In each fiscal year the General Partner shall determine the Cash Available For Distribution.

9.2                               Allocation of Cash Available for Distribution

The Cash Available For Distribution shall be allocated among the Partners such time or times as the General Partner shall, in its sole discretion, determine as follows:

(a) 0.001% to the General Partner; and

(b) 99.999% to the Limited Partners.

Each Partner’s current account shall be charged in respect of such distribution.

9.3                               Distributions Resulting in Debit Balances in Current Accounts

Distributions made in accordance with this Article IX may result in debit balances in the current accounts of the Partners.  The existence of a debit balance in the current account of any Partner shall not operate to terminate the Interest of such Partner.

9.4                               Return of Capital Contributions

All Partners shall look solely to the assets of the Partnership for the return of their respective Capital Contributions or any other distributions with respect to their Interests.  If the assets remaining after payment or discharge, or provision for payment or discharge, of the debts and liabilities of the Partnership are insufficient to return the Capital Contributions or to make any other distribution to the Partners, no Partner shall have any recourse against the personal assets of any other Partner for that purpose except in respect of the obligations of the General Partner pursuant to Section 5.2.

9.5                               Repayment

If the Partnership has paid any Partner an amount in excess of an amount to which it is entitled pursuant to this Article IX, that Partner shall reimburse the Partnership to the extent of the excess without interest within 30 days after notice by the General Partner.  The General Partner may set-off and apply any sums otherwise payable to a Partner against amounts due from the Partner, provided that there shall be no right of set-off against a Limited Partner in respect of amounts owed to the Partnership by the predecessor of that Limited Partner.

ARTICLE X
THE GENERAL PARTNER

10.1                        Representations, Warranties and Covenants of the General Partner

The General Partner represents, warrants and covenants to each Limited Partner that, so long as it is the General Partner, it:

(a)                                  is and will continue to be a corporation existing and in good standing;

(b)                                 is and will continue to be duly registered and qualified to carry on business and has and will continue to have all requisite authority, licences and permits to carry on the business of the Partnership and to enable the Partnership to own or lease property in all provinces of Canada in which the activities, or the property or assets of the Partnership, render or will render such registration, qualification, authority, licence or permit necessary;

(c)                                  has and will continue to have the capacity and corporate authority to act as the General Partner of the Partnership;

(d)                                 can fulfill its obligations as General Partner without violating the terms of its constating documents, by-laws or any agreement to which it is or will be a party or by which it is or will be bound or any law or regulation applicable to it;

(e)                                  will carry out its powers and authorities as General Partner hereunder and manage and operate the Partnership and the undertaking, property and assets thereof in a reasonable and prudent manner;

(f)                                    will devote as much time to the conduct of the Business as is reasonably required for the prudent management of the Business;

(g)                                 will not dissolve, wind-up or liquidate its business and affairs except with the approval of all of the Limited Partners; and

(h)                                 is not a non-resident of Canada within the meaning of the Income Tax Act (Canada).

ARTICLE XI
MANAGEMENT OF THE PARTNERSHIP

11.1                        Duties of the General Partner

The General Partner shall carry on the business of the Partnership with full power and authority to manage, control, administer and operate the business and affairs of the Partnership and to represent the Partnership.  The power of the General Partner to represent the Partnership to third parties is unrestricted and no Person dealing with the Partnership shall be required to enquire into the authority of the General Partner to take any act or proceeding, to make any decision or to execute and deliver any instrument, deed, agreement or document for or on behalf or in the name of the Partnership.

11.2                        Powers of the General Partner

Subject to the provisions of this Agreement, the General Partner has full power and exclusive authority for and on behalf of the Partnership to do all things in furtherance of or incidental to the business of the Partnership or that are provided for in this Agreement.

11.3                        Borrowing Power

Without limiting the generality of Section 11.2, and subject to Section 11.4, the General Partner has full power and exclusive authority for and on behalf of the Partnership to borrow money for the business of the Partnership and, from time to time, without limit as to amount, to draw, make, execute and issue promissory notes, evidences of indebtedness and other negotiable or non-negotiable instruments, secure the payment of the sums so borrowed, mortgage, pledge, charge, assign and hypothecate, or assign in trust all or any part of or any interest in the undertaking, property or assets of the Partnership or assign any money owing or to be owing to the Partnership and to engage in any other means of financing.

11.4                        Exercise of Powers and Discharge of Duties

The General Partner shall exercise the powers and discharge the duties of its office honestly, in good faith and in the best interests of the Limited Partners and the Partnership.  The General Partner shall be entitled to retain, at its own expense, advisers, experts or consultants to assist it in the exercise of its powers and the performance of its duties.

11.5                        Delegation

The General Partner may contract with any Person to carry out any of the duties of the General Partner under this Agreement and may delegate to such Person any power and authority of the General Partner hereunder, but no such contract or delegation will relieve the General Partner of any of its obligations under this Agreement, and no such contract shall be entered into by the General Partner unless the other party to the contract agrees to be bound by the provisions of this Article XI as if it, and not the General Partner, were referred to therein.

11.6                        Commingling of Funds

The funds and assets of the Partnership shall not be commingled with the funds or assets of any other Person.

11.7                        Insurance

The General Partner shall purchase and maintain, or cause to be purchased and maintained, in the name of the Partnership, liability, casualty and other insurance on the operations and assets of the Partnership and the Business of such types and coverage as are customary in Canada for the type and nature of business to be carried on by the Partnership.

11.8                        Reserves

The General Partner shall endeavour to maintain in the Reserve Account cash reserves for working capital and contingent liabilities, including repairs, replacements, contingencies, accruals required by lenders for insurance and other appropriate items, in an amount determined by the General Partner in its sole discretion.  The Reserve Account may be increased if necessary to comply with the conditions of lenders requiring compensating balances or other reserves.  If used, cash reserves need not be restored, but, if restored, will be restored from revenues derived from Partnership operations.

11.9                        Maintenance of Limited Liability

The General Partner will conduct the business and affairs of the Partnership in such a manner that, so far as possible, the liability of a Limited Partner will be limited to its Capital Contribution and share of the Partnership’s undistributed income.

11.10                 Title to Property

Title to the assets of the Partnership, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Partnership as an entirety, and no Partner individually shall have any ownership interest in the assets of the Partnership or any portion thereof. Title to any or all of the Partnership’s assets may be held in the name of the General Partner for the benefit of the Partnership or in such other names as the General Partner may determine from time to time. The General Partner declares and warrants that any assets of the Partnership of which legal title is held in the name of the General Partner shall be held by the General Partner as agent of the Partnership for the use and benefit of the Partnership in accordance with the provisions of this Agreement. All of the assets of the Partnership shall be recorded as the property of the Partnership on its books and records, irrespective of the name in which legal title to such assets is held. The General Partner will execute one or more declarations of trust in favour of the Partnership and cause each declaration to be delivered, filed or registered whenever and wherever the General Partner considers advisable for the protection of the interests of the Partnership.

11.11                 Reimbursement of the General Partner

The General Partner shall be entitled to reimbursement from the Partnership for all out of pocket expenses actually incurred by it in the performance of its duties in accordance with the terms of this Agreement.

ARTICLE XII
PARTNERSHIP MEETINGS

12.1                        Meetings of Partners

The General Partner may at any time call a meeting of Partners and must, as promptly as reasonably practicable, call such a meeting upon receipt of a written request from a Limited Partner.  Such request shall contain sufficient detail of the purpose for which the meeting is to be held to permit the distribution of a notice in compliance with Section 12.3.

12.2                        Requisitioned Meetings

If the General Partner fails to call a meeting of Partners within 30 days after receipt of a request, any Limited Partner who was a party to the request may, by giving notice in accordance with Section 12.3, call such a meeting for the purpose so stated.  If more than one Limited Partner purports to call the meeting, the notice given in accordance with this Agreement which calls the meeting for the earliest time will govern and the other notices will be considered invalid.

12.3                        Notice of Meetings

Notice of any meeting of Partners will be mailed to each Partner, each director of the General Partner and the auditors of the Partnership not less than 30 nor more than 60 days prior to the date of the meeting, unless otherwise agreed to by each Partner.  Such notice shall include:

(a)                                  the date and time of the meeting;

(b)                                 the place of the meeting; and

(c)                                  sufficient information to enable each Limited Partner to make a reasoned judgment on each matter to be considered at the meeting.

12.4                        Place of Meetings

All meetings will be held at such location in Vancouver, British Columbia, as is selected by the Partner convening the meeting.

12.5                        Attendance

All Partners, officers and directors of the General Partner, representatives of the auditors of the Partnership, any of their counsel and any other Person authorized by the General Partner may attend and speak at any meeting of the Partners.

12.6                        Chairperson

The President of the General Partner, or in his or her absence, any Vice-President or Secretary of the General Partner, shall be the chairperson of meetings of Partners, unless those Limited Partners present in person or represented by proxy at the meeting shall choose, by Ordinary Resolution, some other Person present to be chairperson.  If the President of the General Partner, or in his or her absence, any Vice-President or Secretary of the General Partner, is not present at any such meeting, those Limited Partners present in person or represented by proxy shall appoint a chairperson of the meeting by Ordinary Resolution.

12.7                        Voting Rights

On any question submitted to a meeting of the Partners, each Limited Partner shall be entitled to one vote and, except as otherwise specified in this Agreement, questions shall be decided by an Ordinary Resolution.  The General Partner shall not be entitled to any voting rights, in its capacity as General Partner, at any meeting of the Partners.

12.8                        Appointment of Proxy and Voting

A Limited Partner may attend any meeting of the Partners personally or may be represented by proxy.  Votes at meetings of the Partners may be cast personally or by proxy and resolutions shall be passed by show of hands or, at the request of any Limited Partner, by ballot.  The instrument appointing a proxy shall be signed by the appointor or his or her attorney duly authorized in writing or, if the appointor is a corporation, under its seal or by an officer or attorney thereof duly authorized and shall cease to be valid one year from its date.  Any Person may be appointed a proxy, whether or not he or she is a Limited Partner.

12.9                        Validity of Proxy

No proxy shall be voted at any meeting unless it shall either have been placed on file with the General Partner or delivered to the chairperson of the meeting prior to the time at which such vote shall be taken.  The determination of the chairperson of the meeting shall be conclusive of the validity of any proxy.  When any Interest is held jointly by several Persons, any one of them may vote at any meeting in person or by proxy in respect of such Interest, but if more than one of them shall be present at such meeting in person or by proxy, and the joint owners or their proxies disagree as to any vote to be cast, a vote shall not be received in respect of such Interest.  A proxy purporting to be executed by or on behalf of a Limited Partner shall be presumed valid unless challenged at or prior to its exercise and the burden of proving invalidity shall rest upon the challenger.

12.10                 Revocation of Proxy

A vote cast in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death, incapacity, insolvency, bankruptcy or insanity of the Limited Partner giving the proxy or the revocation of the proxy, provided that no written notice of such death, incapacity, insolvency, bankruptcy, insanity or revocation shall have been received at the place of meeting prior to the time fixed for holding of the meeting.

12.11                 Form of Proxy

In addition to the requirements, where applicable, of Section 12.8, every instrument of proxy, whether for a specified meeting or otherwise, shall be in substantially the following form:

“I,                          , of                           , in the Province of                 , being a Limited Partner of                                 , hereby appoint                            of                               in the Province of                                 or failing it                                    of                            in the Province of                            as my proxy to attend and vote for me and on my behalf at the meeting of Limited Partners to be held on the                 day of                           , 20  , and every adjournment thereof and every poll that may take place in consequence thereof.

As witness my hand this                     day of                           , 20  .”

12.12                 Conduct of Meetings

To the extent that the rules and procedures for the conduct of a meeting of Partners are not prescribed in this Agreement, such rules and procedures shall be determined by the chairperson.

12.13                 Effect of Resolutions

A resolution passed at a meeting of the Partners shall be binding on all the Partners and their respective heirs, executors, administrators, successors and permitted assigns.

12.14                 Minute Book

All proceedings at all meetings of Partners shall be recorded by the General Partner in a minute book, which shall be available for inspection by the Limited Partners at such meetings and at all other reasonable times during normal business hours at the principal place of business of the Partnership.

12.15                 Resolutions in Lieu of Meetings

Any resolution consented to at any time during the Partnership’s existence by the signature of all of the Limited Partners is as valid and effective as if passed at a meeting of the Partners duly called, constituted and held for such purpose.

12.16                 Conditions to Action by Limited Partners

No action of the Limited Partners to:

(a)                                  authorize an amendment of this Agreement;

(b)                                 dissolve the Partnership; or

(c)                                  take any other step affecting the term or management of the Partnership,

will be effective in any manner unless and until approved by Special Resolution pursuant to Section 17.1 or unanimously pursuant to Section 14.1, as applicable, and either:

(a)                                  the Partnership has received an opinion of counsel to the Partnership that such action may be effected without subjecting the Limited Partners to liability as general partners under the Partnerships Act (British Columbia); or

(b)                                 a court of competent jurisdiction has entered a declaration, judgment or other to like effect.

ARTICLE XIII
WITHDRAWAL OF THE GENERAL PARTNER

13.1                        Assignment of Interest

The General Partner may not sell, assign, transfer or otherwise dispose of its Interest except with the prior approval of all of the Limited Partners given by written resolution unless such assignment, transfer or disposition is in connection with and ancillary to a merger or amalgamation of the General Partner resulting in a surviving or continuing corporation which will thereupon act as General Partner in accordance with this Agreement.

13.2                        Voluntary Resignation or Dissolution

So long as its resignation as General Partner or dissolution would not result in the dissolution of the Partnership, the General Partner may resign as General Partner or dissolve on not less than 180 days’ written notice to all Limited Partners.  Such resignation shall be effective and the General Partner shall cease to be General Partner upon the earlier of:

(a)                                  the date specified in the notice; and

(b)                                 the admission of a new General Partner by Ordinary Resolution.

13.3                        Deemed Resignation

The General Partner shall be deemed to resign as the General Partner in the event of its bankruptcy, liquidation or winding-up (or the commencement of any act or proceeding in connection therewith which is not contested in good faith by the General Partner) or by the insolvency of the General Partner or by the appointment of a trustee, receiver or receiver and manager of the affairs of the General Partner or if a mortgagee or other encumbrancer shall take possession of the property or assets of the General Partner, or a substantial part thereof, or if levy or execution or any similar process shall be levied or enforced against the property or assets of the General Partner.  Such resignation will be effective and the General Partner will cease to be the General Partner upon the earlier of:

(a)                                  180 days after the Limited Partners are given notice in writing of the occurrence of such event or appointment; and

(b)                                 the admission of a new General Partner by Ordinary Resolution.

13.4                        Removal

The General Partner may be removed as the General Partner at any time by a Special Resolution which shall also admit a new General Partner.  The removal of the General Partner shall be effective upon the admission of the new General Partner.

13.5                        Payment of Accounts

If the General Partner is removed pursuant to Section 13.4, or if the General Partner resigns or is deemed to resign pursuant to Sections 13.2 or 13.3 and the Partnership is not required to be dissolved pursuant to Article XIV, the Partnership shall pay to the General Partner that has resigned or been removed the amount of any credit balance then in its current and capital accounts.  Such payment shall be made to the General Partner that has resigned or been removed 30 days following the effective date of its resignation or removal.  The General Partner that has resigned or been removed shall also be entitled to its allocation of net income or loss and distribution of Cash Available For Distribution, as provided in Section 8.2 and Section 9.2, respectively, pro rated on a daily basis to the effective date of such resignation or removal.  Such allocation and distribution, if any, shall be paid within 120 days of completion of the Partnership’s fiscal year.

13.6                        Transfer of Management

On the admission of a new General Partner to the Partnership, the General Partner that was removed or resigned will do all things and take all steps to transfer the administration, management, control and operation of the Business and the books, records and accounts of the Partnership to the new General Partner and will execute and deliver all deeds, certificates, declarations and other documents necessary or desirable to effect such transfer.

13.7                        Transfer of Title

On the resignation or removal of a General Partner and the admission of a new General Partner, the General Partner that has resigned or been removed will, at the cost of the Partnership, transfer legal title to the Partnership’s property to such new General Partner (who will hold such legal title pursuant to Section 11.10) and will execute and deliver all deeds, certificates, declarations and other documents necessary or desirable to effect such transfer.

13.8                        Release

Upon the removal or resignation of the General Partner, the Partnership shall release and hold harmless the General Partner then resigning or being removed, from all claims, actions, costs,

demands, losses, damages and expenses with respect to events which occur in relation to the Partnership after the effective date of such removal or resignation.

13.9                        New General Partner

A new General Partner accepted hereunder shall sign a counterpart hereof and thereupon shall be bound by all of the provisions hereof and assume the obligations, duties and liabilities of the General Partner hereunder as and from the date the new General Partner becomes a party to this Agreement and shall thereupon file an amending Certificate.

ARTICLE XIV
DISSOLUTION AND TERMINATION

14.1                        Events of Dissolution

The Partnership shall be dissolved and its affairs wound up on the earliest of:

(a)                                  the date specified in the notice given by the General Partner under Section 13.2 if the Limited Partners have not appointed a new General Partner by Ordinary Resolution prior to the date specified therein;

(b)                                 180 days following the date of a notice of the occurrence of an event specified in Section 13.3 if the Limited Partners have not appointed a new General Partner by Ordinary Resolution prior to the expiration of such 180-day period; and

(c)                                  the written agreement of all of the Partners to dissolve the Partnership.

14.2                        Receiver

The General Partner shall serve as the receiver of the Partnership if its dissolution is authorized pursuant to Section 14.1(c), provided that if the General Partner is unable or unwilling to act in such capacity, the Limited Partners shall appoint an appropriate Person to act as the receiver of the Partnership by Ordinary Resolution.  If the dissolution arises pursuant to Section 14.1(a) or Section 14.1(b), the Limited Partners shall appoint an appropriate Person to act as the receiver of the Partnership by Ordinary Resolution.

14.3                        Liquidation of Assets

As soon as practicable after the authorization of the dissolution of the Partnership, the receiver of the Partnership shall prepare or cause to be prepared a statement of the financial position of the Partnership which shall be forwarded to each Limited Partner.  The receiver of the Partnership shall proceed diligently to wind up the affairs of the Partnership, and all assets of the Partnership shall be liquidated as promptly as is commercially reasonable.  During the course of such liquidation, the receiver of the Partnership shall operate the properties and undertaking of the Partnership and in so doing shall be vested with all of the powers and authority of the General Partner in relation to the Business and the affairs of the Partnership under the terms of this Agreement.

14.4                        Order of Distribution of Net Proceeds

The net proceeds from the liquidation of the assets of the Partnership shall be distributed in the following order of priority:

(a)                                  to pay the expenses of liquidation and the debts and liabilities of the Partnership to its creditors;

(b)                                 to provide for such reserves as the receiver of the Partnership may deem reasonably necessary for any contingent or unforeseen liabilities or obligations of the Partnership; provided, however, that any such reserves shall be paid over by the receiver of the Partnership to an escrow agent to be held by such escrow agent for the purpose of the payment of liabilities or obligations of the Partnership and any balance remaining shall be distributed, at the direction of the receiver of the Partnership, as specified in paragraphs (c), (d), (e), (f) and (g) of this Section 14.4;

(c)                                  to the Limited Partners in payment of the credit balance, if any, in each Limited Partner’s current account;

(d)                                 to the Limited Partners in payment of the balance, if any, in each Limited Partner’s capital account, as reduced by any aggregate debit balance in each Limited Partners’ current account;

(e)                                  to the General Partner in payment of the credit balance, if any, in its current account;

(f)                                    to the General Partner in repayment of its capital account, as reduced by any aggregate debit balance in its current account; and

(g)                                 the balance, if any, to the Partners in the same proportion as described under Section 9.2 as at the date of the commencement of the dissolution of the Partnership.

14.5                        Partition of Assets

In no event and under no circumstances shall a Partner be entitled, whether during the existence of the Partnership or after the commencement of the dissolution of the Partnership, to compel a partition, judicial or otherwise, of any of the assets of the Partnership or of its assets distributed to the Partners, either in kind or otherwise.

14.6                        Return of Capital

Except as provided in this Agreement, no Limited Partner shall have the right to demand or receive a return of his pro rata share of the capital account in a form other than cash, provided, however, that nothing herein is to be construed to prohibit such a return of capital in a form other than cash.

14.7                        Termination of Partnership

The Partnership shall terminate when all of its assets have been disposed of and the net proceeds therefrom (after payment of, or due provision for the payment of, all debts, liabilities and obligations of the Partnership to creditors) have been distributed as provided in this Article XIV.

ARTICLE XV
ACCOUNTING

15.1                        Books of Account

The General Partner shall keep and maintain, or cause to be kept and maintained, full, complete and accurate books of account and records of the Partnership with respect to the Partnership’s business and financial affairs at its principal place of business or elsewhere as the General Partner may consider advisable.  Such books of account and records shall be retained by or on behalf of the General Partner for a minimum period of 6 years and shall be accessible for inspection by any Limited Partner and/or former Limited Partner.

ARTICLE XVI
REGISTRATION AND TRANSFER OF INTEREST

16.1                        Registrar and Transfer Agent

The General Partner or any Person designated in writing by it shall act as the Registrar and Transfer Agent for the Partnership and shall maintain a register to record the names and addresses of the Limited Partners, the Interest held by each and particulars of transfers of Interests.  The General Partner shall perform all other duties usually performed by registrars of certificates and transfer agents for shares in a corporation, except as the same may be modified by reason of the nature of the Interests.

16.2                        Withdrawal of a Limited Partner

A Limited Partner may withdraw from the Partnership only by the assignment of his, her or its Interest as specified in this Article XVI.  The withdrawal of a Limited Partner shall not dissolve or terminate the Partnership.

16.3                        Assignment of Interests

An Interest may be assigned by a Person, or his, her or its agent duly authorized in writing, to any Person so long as the assignee has delivered to the General Partner:

(a)                                  an instrument in writing substantially in the form of Schedule A to this Agreement executed by the assignor and the assignee; and

(b)                                 a certificate issued by the Partnership which represents the Interest to be transferred and assigned, if any.

16.4                        Time of Assignment

An assignment shall be effective only upon the filing and recording of an amendment to the Certificate, if required by the Partnership Act (British Columbia), and shall be entered on the register of Limited Partners with effect as of the date of such filing and recording, as applicable.

16.5                        Amendment of Certificate of Partnership

Forthwith upon receipt of any communication from any Limited Partner requiring the filing of an amendment to the Certificate, the General Partner is herby authorized and directed to prepare, file and record an amendment to the Certificate to reflect such amendments.

16.6                        Deemed Consent

Where an assignee is otherwise entitled to become a Limited Partner under this Agreement, all Partners shall be deemed by the execution of this Agreement to consent thereto and to authorize the assignor to constitute the assignee a substituted Limited Partner without the need of any further act of the Partners.

16.7                        Recognition of Trust or Equity

The General Partner will not be bound to recognize or see to the execution of any trust, whether express, implied or constructive, or any charge, pledge or equity, to which any Interest is subject, or to ascertain or inquire whether any sale or transfer of any Interest by a Limited Partner or his, her or its personal representative is authorized by such trust, charge, pledge or equity, or to recognize any Person as having any Interest other than the Person recorded on the register as holder of the Interest.

ARTICLE XVII
AMENDMENT OF AGREEMENT

17.1                        Amendment of Agreement

This Agreement may be amended in writing by the General Partner:

(a)                                  with the authorization and consent of the Limited Partners given by a Special Resolution; or

(b)                                 without prior notice to or consent from any Limited Partner:

(i)                  for the purpose of adding to the Agreement any further covenants, restrictions, deletions or provisions which, in the written opinion of counsel to the Partnership, are for the protection of the Limited Partners;

(ii)               to cure any ambiguity or to correct or supplement any provisions contained herein which, in the written opinion of counsel to the Partnership, are defective or inconsistent with any other provision contained herein, provided that, in the written opinion of such counsel, the cure, correction or supplemental provision does not and will not adversely affect the interests of any Limited Partner;

(iii)            to make such other provisions in regard to matters or questions which may arise under this Agreement which, in the written opinion of counsel to the Partnership, do not and will not adversely affect the interests of any Limited Partner; or

(iv)           to reflect the addition of a new Limited Partner as provided for in this Agreement.

No amendments to this Agreement shall affect a former Limited Partner without the prior written consent of such former Limited Partner.

ARTICLE XVIII
POWER OF ATTORNEY AND ELECTIONS

18.1                        Power of Attorney

The Limited Partners hereby irrevocably make, constitute and appoint the General Partner, with full power of substitution, as their true and lawful attorney and agent, with full power and authority in their name, place and stead and for their use and benefit, to execute, swear to, acknowledge, deliver, file and record on their behalf in the appropriate public offices and publish all of the following:

(a)                                  this Agreement and counterparts thereof;

(b)                                 all instruments which the General Partner deems appropriate to reflect any amendment, change or modification to the Partnership or to this Agreement in accordance with the terms thereof;

(c)                                  all certificates and instruments and amendments thereto which the General Partner deems appropriate or necessary to form, qualify or continue the qualification of the Partnership in or otherwise comply with the laws of any jurisdiction where the Partnership may do business or own or lease property in order to maintain the limited liability of the Limited Partners and to comply with all applicable laws of such jurisdiction;

(d)                                 all conveyances and instruments which the General Partner deems appropriate or necessary to reflect the dissolution and termination of the Partnership pursuant to the terms of the Agreement;

(e)                                  any and all other certificates, instruments and declarations which may be required to be filed by the Partnership with any Governmental Authority under the laws of Canada or any province or territory thereof; and

(f)                                    all information returns, elections, determinations, designations or similar documents or instruments under the Income Tax Act (Canada) or any other taxation or other legislation or laws of like import of Canada or any provinces or jurisdiction in respect of the affairs of the Partnership or of a Partner’s Interest.

The power of attorney hereby granted shall be deemed to be irrevocable and coupled with an interest and will survive the death, disability, incapacity, insanity and insolvency of the Limited Partners and will extend to and be binding upon the heirs, executors, administrators, legal personal representatives, successors and permitted assigns of the Limited Partners.

ARTICLE XIX
GENERAL

19.1                        Notices

All notices, requests, demands or other communications required or permitted to be given by one Party to another under this Agreement (each, a “Notice”) shall be given in writing and delivered by personal delivery or delivery by recognized national courier, sent by facsimile transmission or delivered by registered mail, postage prepaid, or by electronic communication (including e-mail) addressed as follows:

If to the Partnership or the General Partner:

Berg General Partner Corp.

Suite 1500, 999 West Hastings Street

Vancouver, BC V6C 2W2

Attention:  Chief Executive Officer

Facsimile No.:  (604) 630-2090

If to a Limited Partner to the address of the Limited Partner as it appears on the register of Limited Partners.

A Limited Partner may change his, her or its address by giving a Notice of such change to the General Partner, and the General Partner may change his, her or its address by giving a Notice of such change to each Limited Partner.  Any Notice delivered by personal delivery or by courier to the Party to whom it is addressed as provided above shall be deemed to have been given and received on the day it is so delivered at such address.  If such day is not a Business Day, or if the Notice is received after 4:00 p.m. (addressee’s local time), then the Notice shall be deemed to have been given and received on the next Business Day.  Any Notice sent by prepaid registered mail shall be deemed to have been given and received on the third Business Day following the date of its mailing.  Any Notice transmitted by facsimile shall be deemed to have been given and received on the day in which such transmission is confirmed.  If such day is not a Business Day or if the facsimile transmission is received after 4:00 p.m. (addressee’s local time), then the Notice shall be deemed to have been given and received on the first Business Day after its transmission. Notices sent to an e-mail address shall be deemed to be received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such Notice is not sent on a Business Day or is sent after 4:00 p.m. (addressee’s local time) on a Business Day, such Notice shall be deemed to have been given and received on the first Business Day after its transmission.

19.2                        Waiver

Except as otherwise expressly set out herein, no waiver of any provision of this Agreement shall be binding unless it is in writing.  No indulgence, forbearance or other accommodation by a Party shall constitute a waiver of such Party’s right to insist on performance in full and in a timely manner of all covenants in this Agreement or in any document delivered pursuant to this Agreement.  Waiver of any provision shall not be deemed to waive the same provision thereafter, or any other provision of this Agreement at any time.

19.3                        Severability

If any provision of this Agreement or portion thereof or the application thereof to any Person or circumstance shall to any extent be illegal, invalid or unenforceable: (i) the remainder of this Agreement or the application of such provision or portion thereof to any other Person or circumstance shall not be affected thereby; and (ii) the Parties will negotiate in good faith to amend this Agreement to implement the intentions set forth in this Agreement.  Each provision of this Agreement shall be legal, valid and enforceable to the fullest extent permitted by law.

19.4                        Assignment and Enurement

Neither this Agreement nor any benefits (including Interests) or burdens under this Agreement shall be assignable by any Party, without the prior written consent of each of the other Parties, which consent shall not be unreasonably withheld or delayed.  Subject to the foregoing, this Agreement shall enure to the benefit of and be binding upon the Parties and their respective successors (including any successor by reason of amalgamation or merger of any Party) and permitted assigns.

19.5                        Confidentiality

Each Party to this Agreement shall keep confidential all information relating to this Agreement and the Partnership, except information which:

(a)                                  is part of the public domain;

(b)                                 becomes part of the public domain other than as a result of a breach of these provisions by such Party to this Agreement;

(c)                                  can be demonstrated to have been known or available to such Party or independently developed by such Party; or

(d)                                 was received in good faith from an independent Person who was lawfully in possession of such information free of any obligation of confidence.

19.6                        Expenses

Each Party to this Agreement shall pay its respective legal, accounting and other professional advisory fees, costs and expenses incurred in connection with the negotiation, preparation and execution of this Agreement and all documents and instruments executed or delivered pursuant to this Agreement, as well as any other fees, costs and expenses incurred, unless otherwise specifically set out in this Agreement.

19.7                        Further Assurances

The Parties shall do all such things and provide all such reasonable assurances as may be required to consummate the transactions contemplated by this Agreement, and each Party shall provide such further documents or instruments required by any other Party as may be reasonably necessary or desirable to effect the purpose of this Agreement and carry out its provisions.

19.8                        Jurisdiction

Each of the Parties to this Agreement irrevocably submits to the jurisdiction of the courts of the Province of British Columbia.

19.9                        Execution by Electronic Transmission

The signature of any of the Parties may be evidenced by a facsimile, scanned email or internet transmission copy of this Agreement bearing such signature.

19.10                 Counterparts

This Agreement may be signed in one or more counterparts, each of which so signed shall be deemed to be an original, and such counterparts together shall constitute one and the same instrument.  Notwithstanding the date of execution or transmission of any counterpart, each counterpart shall be deemed to have the effective date first written above.

[SIGNATURE PAGES TO IMMEDIATELY FOLLOW]

IN WITNESS WHEREOF the Parties have duly executed this Agreement as of the date first written above.

BERG GENERAL PARTNER CORP.

Per:
Name:
Title:

Per:
Name:
Title:

TERRANE METALS CORP.

Per:
Name:
Title:

Per:
Name:
Title:

SCHEDULE A

TRANSFER OF INTEREST

The undersigned, a Limited Partner in Berg Metals Limited Partnership (the “Partnership”), hereby transfers, assigns and sells to                                                                             (the “Transferee”) all of its right, title and beneficial Interest as a Limited Partner in the Partnership and constitutes the Transferee as the substituted Limited Partner for and in respect of such Interest.  The undersigned agrees to execute and deliver to the General Partner any documents required to effect a valid transfer of the Interest to the Transferee as is necessary or advisable, in the opinion of the General Partner, to preserve the status of the Partnership as a limited partnership.  The undersigned agrees that the power of attorney previously granted to the General Partner will continue until all declarations, certificates, amendments or other instruments necessary to give effect to this transfer have been executed, filed and recorded as required.

DATED this • day of •, 20 •.

(Authorized Signatory of Limited Partner)

(Name of Limited Partner)

The Transferee hereby accepts this transfer and agrees to be bound, as party to and as a Limited Partner in the Partnership, by the terms of the limited partnership agreement dated as of • •, 20• as in effect from time to time (the “Agreement”).

The Transferee hereby irrevocably makes, constitutes and appoints the General Partner, with full power of substitution, as its true and lawful attorney and agent, with full power and authority in its name, place and stead and for its use and benefit, to execute, swear to, acknowledge, deliver, file and record on his, her or its behalf in the appropriate public offices and publish all of the following:

(a)                                  the Agreement and counterparts thereof;

(b)                                 all instruments which the General Partner deems appropriate to reflect any amendment, change or modification to the Partnership or to the Agreement in accordance with the terms thereof;

(c)                                  all certificates and instruments and amendments thereto which the General Partner deems appropriate or necessary to form, qualify or continue the qualification of the Partnership in or otherwise comply with the laws of any jurisdiction where the Partnership may do business or own or lease property in order to maintain the limited liability of the Limited Partners and to comply with all applicable laws of such jurisdiction;

(d)                                 all conveyances and instruments which the General Partner deems appropriate or necessary to reflect the dissolution and termination of the Partnership pursuant to the terms of the Agreement; and

(e)                                  any and all other certificates and instruments which may be required to be filed by the Partnership under the laws of Canada or any province or territory thereof.

The power of attorney hereby granted shall be deemed to be irrevocable and coupled with an interest and will survive the death, disability, incapacity, insanity and insolvency of the undersigned and will extend to and be binding upon the heirs, executors, administrators, legal personal representatives, successors and permitted assigns of the undersigned.

The undersigned hereby represents and warrants that the undersigned:

(a)                                  if a corporation, is duly authorized to execute this power of attorney;

(b)                                 if an individual, has attained the age of majority; and

(c)                                  is a resident of Canada or a “Canadian partnership” for the purposes of the Income Tax Act (Canada).

DATED this • day of •, 20 •.

(Authorized Signatory of Transferee)

(Name of Transferee)

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